Exhibit 19.1

Insider Trading and Anti-Hedging/Pledging Policy

Effective as of January 28, 2025

This Insider Trading and Anti-Hedging/Pledging Policy (this “Policy”) describes the standards of Nexstar Media Group, Inc. and its subsidiaries (“Nexstar” or the “Company”) related to transactions involving Nexstar securities conducted by its employees and directors while in possession of material nonpublic information.

Trading securities while in possession of material nonpublic information is a violation of federal securities laws and carries significant civil and criminal penalties in addition to Company-imposed penalties, including termination. This Policy is intended to help prevent you from not only violating these laws, but from engaging in any transactions (such as hedging, pledging or other derivative transactions) that could create the perception of violation of law, which could damage your and the Company’s reputation.

QUICK REFERENCE GUIDE:

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This Policy applies to all employees and directors of the Company, their Family Members, and Controlled Entities (defined herein).
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Material nonpublic information is nonpublic information that (i) is likely to affect the market price of securities or (ii) a reasonable investor would want to know before making an investment decision.
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You may not trade (or cause the trading of) Nexstar securities if you are in possession of material nonpublic information about the Company.
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You may not trade (or cause the trading of) securities of other publicly traded companies with which the Company interacts if you are in possession of material nonpublic information that could affect those companies.
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You may not hedge or pledge Nexstar securities, engage in short-term trading, short sales, options trading or any other derivative transactions involving Nexstar securities.
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Additional restrictions apply to Covered Persons and Pre-Clearance Persons (defined herein) who typically have more access to material nonpublic information.
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Covered Persons and Pre-Clearance Persons (i) may only trade Nexstar securities in a trading window as designated by the Company and (ii) must obtain pre-clearance before entering into any Rule 10b5-1 trading plan involving Nexstar securities.
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Pre-Clearance Persons must also obtain pre-clearance from the General Counsel or Chief Financial Officer before trading Nexstar securities even if in a trading window.
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If you are not sure if you are in possession of material nonpublic information or if you have questions about this Policy, contact the General Counsel or the Chief Financial Officer for guidance.

Nexstar Media Group, Inc. Insider Trading and Anti-Hedging/Pledging Policy as of 1/28/2025

POLICY:

This Policy is divided into two parts:

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Part I applies to all directors and employees of the Company and their “Family Members” and “Controlled Entities”;
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Part II imposes additional trading restrictions applicable to “Covered Persons” and “Pre-Clearance Persons”.

“Family Members” include: family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company securities.

“Controlled Entities” include: any entities that you or any of your Family Members influence or control, including any corporations, partnerships or trusts.

“Covered Persons” include (i) directors of the Company, (ii) executive officers of the Company, (iii) all employees in the accounting/finance department with a title of at least vice president, (iv) all employees that assist with the preparation of earnings releases, and (v) all members of the Disclosure Committee.

“Pre-Clearance Persons” are directors and employees designated as “Section 16 Officers” who are likely to obtain material nonpublic information on a regular basis.

Part I
1.
General Policy: No Trading or Causing Trading While in Possession of Material Nonpublic Information
(a)
No director, employee, Family Member or Controlled Entity may purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of material nonpublic information about the Company.
(b)
No director, employee, Family Member or Controlled Entity who knows of any material nonpublic information about the Company may communicate that information to (“tip”) any other person or otherwise disclose such information without the Company’s authorization.
(c)
No director, employee, Family Member or Controlled Entity of the Company (or any other person designated as being subject to this Policy) who comes into possession of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, or that is involved in a potential transaction or business relationship with the Company, may trade in that company’s securities until the information becomes public or is no longer material.
2.
Applicability

This Policy applies to all trading or other transactions as well as bona fide gifts of Company securities to persons and entities who are not covered by this Policy in the Company’s securities, including common stock, options and any other securities that the Company may issue, such as preferred

Nexstar Media Group, Inc. Insider Trading and Anti-Hedging/Pledging Policy as of 1/28/2025

stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company.

3.
Definitions
(a)
Material. Insider trading restrictions come into play only if the information you possess is “material.” Information is generally regarded as “material” if it has market significance - that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.
(b)
Nonpublic. Insider trading prohibitions come into play only when you possess information that is material and “nonpublic.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public.
4.
Exceptions

The trading restrictions of this Policy do not apply to the following:

(a)
401(k) Plan. Investing 401(k) plan contributions in a Company stock fund in accordance with the terms of the Company’s 401(k) plan. However, any changes in your investment election regarding the Company’s stock are subject to trading restrictions under this Policy.
(b)
Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units. This Policy does apply, however, to any market sale of the Company securities received upon such vesting.
(c)
Third Party Trading. This Policy does not apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.
(d)
Mutual Funds. Transactions in mutual funds that are invested in Company securities are not transactions subject to this Policy.
(e)
Other. Any other purchase of Company securities from the Company or sales of Company securities to the Company are not subject to this Policy.
5.
Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions:

(a)
Short-term trading. A director or employee who purchases Company securities may not sell any Company securities of the same class for at least six months after the purchase (and vice versa);

Nexstar Media Group, Inc. Insider Trading and Anti-Hedging/Pledging Policy as of 1/28/2025

(b)
Short sales. A director or employee may not sell the Company’s securities short;
(c)
Options trading. A director or employee may not buy or sell puts or calls or other derivative securities on the Company’s securities;
(d)
Trading on margin or pledging. A director or employee may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and
(e)
Hedging. A director or employee may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.
6.
Post-Termination Transactions

This Policy continues to apply to transactions in Company securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company securities until that information has become public or is no longer material.

7.
Violations of Insider Trading Laws

Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions.

8.
Compliance and Exceptions
(a)
Compliance with this Policy is mandatory.
(b)
Any exceptions to the Policy, if permitted, may only be granted by the General Counsel or Chief Financial Officer and must be provided in writing before any activity contrary to the above requirements takes place.
9.
Consequences

Noncompliance with this policy may be subject to criminal and/or civil penalties, including monetary penalties and jail terms, in addition to Company-imposed penalties including termination.

10.
Inquiries

If you have any questions regarding any of the provisions of this Policy, please contact the General Counsel or Chief Financial Officer.

Nexstar Media Group, Inc. Insider Trading and Anti-Hedging/Pledging Policy as of 1/28/2025

Part II
- Covered Persons
1.
Trading Windows Applicable to Covered Persons

All Covered Persons are prohibited from trading in the Company’s securities unless the Company has specifically notified Covered Persons that it has opened a trading window. However, even during this trading window, a Covered Person who is in possession of any material nonpublic information may not trade in the Company’s securities until the information has been made publicly available or is no longer material. In addition, the Company may close a trading window if a special blackout period is imposed and will re-open the trading window once the special blackout period has ended.

2.
Rule 10b5-1 Plans

Trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To comply with the Policy, a Rule 10b5-1 Plan for a Covered Person must be approved by the General Counsel and Chief Financial Officer and meet the requirements of Rule 10b5-1 (an “Approved 10b5-1 Plan”).

Prior approval by the General Counsel and Chief Financial Officer is required for any modifications or early terminations of Approved 10b5-1 Plans. Covered Persons may adopt, modify, or terminate an Approved 10b5-1 Plan during an open trading window. Terminations, in addition to requiring prior approval, are limited to one per year during a blackout period.

Any Rule 10b5-1 Plan must be submitted for approval five days prior to the entry into or modification of the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to an Approved 10b5-1 Plan will be required. Notice of adoption, modification, or termination of an Approved 10b5-1 Plan must be provided to the Company within one business day of the applicable action.

With respect to any purchase or sale under an Approved 10b5-1 Plan, the third-party effecting transactions on behalf of the Pre-Clearance Person should be instructed to send duplicate confirmations of all such transactions to the General Counsel or his/her designee.

3.
Pre-clearance of Securities Transactions Applicable to Pre-Clearance Persons

Because Pre-Clearance Persons are likely to obtain material nonpublic information on a regular basis, no Pre-Clearance Person may, directly or indirectly, purchase or sell (or otherwise transact in) any Company security at any time without first obtaining prior approval from the General Counsel or Chief Financial Officer other than under an Approved 10b5-1 Plan. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company securities and should not inform any other person of the restriction.